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                                                                    Exhibit 4.44


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                     CHIPPAC INTERNATIONAL COMPANY LIMITED,
                                     Issuer

                                 CHIPPAC, INC.,
                                    Guarantor

                              --------------------

                          SECOND SUPPLEMENTAL INDENTURE

                           Dated as of October 7, 2004

                           Supplementing that certain
                       Indenture Dated as of July 29, 1999

                              ---------------------

                         U.S. BANK NATIONAL ASSOCIATION

                                   as Trustee

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      This SECOND SUPPLEMENTAL INDENTURE, dated as of October 7, 2004 (the
"Second Supplemental Indenture"), between ChipPAC International Company Limited, a British Virgin Islands corporation (the "Issuer"), ChipPAC, Inc., a Delaware corporation (the "Company") and U.S. Bank National Association (as successor to Firstar Bank of Minnesota, N.A., as trustee (the "Trustee"), amends and supplements the Indenture (as defined below).

                                    RECITALS:

WHEREAS, ChipPAC International Limited (the "Predecessor Issuer"), ChipPAC Merger Corp. ("MergerCo") and the Trustee entered into an indenture dated as of July 29, 1999 (the "Original Indenture") relating to the Predecessor Issuer's 12.75% Senior Subordinated Notes due 2009 (the "Notes"); and

WHEREAS, the Issuer is the successor by merger to the Predecessor Issuer and the Company is the successor by merger to MergerCo;

WHEREAS, the Issuer, the Company and the Trustee entered into the First Supplemental Indenture, dated as of August 5, 1999 (the "First Supplemental Indenture" and, together with the Original Indenture and this Second Supplemental Indenture, the "Indenture") pursuant to which (i) the Issuer became party to the Indenture and assumed all of the liabilities and obligations of the Predecessor Issuer thereunder and (ii) the Company became party to the Indenture and assumed all of the liabilities and obligations of MergerCo thereunder;

WHEREAS, Section 902 of the Indenture provides that the Issuer, the Company and the Trustee, with the consent of Holders of at least a majority in principal amount of the Notes, may amend the Indenture;

WHEREAS, the Issuer has offered to purchase for cash all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated September 3, 2004 (the "Statement"), as the same may be amended, supplemented or modified, and in the accompanying Letter of Transmittal (the "Letter of Transmittal", and, together with the Statement, the "Offer");

WHEREAS, the Offer is conditioned upon, among other things, the proposed amendments (the "Proposed Amendments") to the Indenture set forth herein having been approved by at least a majority in aggregate principal amount of the outstanding Notes (and a supplemental indenture in respect thereof having been executed and delivered) with the effectiveness of such Proposed Amendments with respect to the Notes being subject to the acceptance for payment by the Issuer of the Notes representing a majority in aggregate principal amount of the outstanding Notes pursuant to the Offer;

WHEREAS, the Issuer has received and accepted the requisite consents to effect the Proposed Amendments under the Indenture and, concurrently herewith, has delivered such consents and the payments for such consents, to the Trustee;

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WHEREAS, each of the Issuer and the Company has duly authorized the execution and delivery of this Second Supplemental Indenture, and all things necessary have been done to make this Second Supplemental Indenture a valid agreement of the Issuer and the Company in accordance with its terms;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

                            ARTICLE ONE. DEFINITIONS

SECTION 101. Definitions. Each capitalized term that is used herein but not defined in this Second Supplemental Indenture shall the respective meanings assigned to such terms in the Indenture.

                             ARTICLE TWO. AMENDMENTS

SECTION 201. Amendment of Section 1.01. Effective upon, and subject only to, the Acceptance, the provisions of Section 1.01 of the Indenture are amended by deleting the following definitions: "Additional Assets", "Advisory Agreement", "Attributable Debt", "Average Life", "Bain", "Banks", "Capital Expenditure Facility", "Capital Lease Obligations", "Change of Control", "Consolidated Coverage Ratio", "Consolidated Interest Expense", "Consolidated Net Income", "Currency Agreement", "Disqualified Stock", "EBITDA", "Equity Offering", "Hedging Obligations", "Hyundai Earn-Out", "Hyundai Electronics", "Hyundai Preferred Stock", "Incur" , "Indebtedness", "Intel", "Intel Preferred Stock", "Interest Rate Agreement", "Investments", "Lien", "Net Available Cash", "Net Cash Proceeds", "Permitted Holder", "Permitted Investment", "Principal", "Pro Forma Cost Savings", "Recapitalization", "Recapitalization Closing Date", "Refinancing Indebtedness", "Registration Rights Agreement", "Related Business", "Restricted Payment", "Restricted Subsidiary", "Revolving Credit Facility", "Sale/Leaseback Transaction", "Secured Indebtedness", "Shareholders Agreement", "Significant Subsidiary", "Subordinated Obligations", "SXI Group LLC", "SXI Holders", "Temporary Cash Investments" , "Term Loan Facilities", "Total Assets", "Unrestricted Subsidiary" and "U.S. Dollar Equivalent".

SECTION 202. Amendment of Section 1.02. The provisions of Section 1.02 of the Indenture are amended by deleting the following definitions: "Affiliate Transaction", "Offer Amount" and "Offer Period".

SECTION 203. Amendment of Section 4.02. The the provisions of Section 4.02 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

SECTION 204. Amendment of Section 4.03. The the provisions of Section 4.03 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

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SECTION 205. Amendment of Section 4.04. The the provisions of Section 4.04 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

SECTION 206. Amendment of Section 4.05. The provisions of Section 4.05 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

SECTION 207. Amendment of Section 4.06. The provisions of Section 4.06 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

SECTION 208. Amendment of Section 4.07. The provisions of Section 4.07 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

SECTION 209. Amendment of Section 4.08. The provisions of Section 4.08 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

SECTION 210. Amendment of Section 4.09. The provisions of Section 4.09 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

SECTION 211. Amendment of Section 4.10. The provisions of Section 4.10 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

SECTION 212. Amendment of Section 4.11. The provisions of Section 4.11 of the Indenture are amended by deleting the text of such section in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted.]".

SECTION 213. Amendment of Section 6.01. The provisions of Section 6.01 of the Indenture are amended by deleting (a) the text of each of subsections 6.01(3),
(4), (5), (6), (7), (8), (9) and (10) thereof in its entirety and inserting in lieu thereof the phrase "[Intentionally omitted]" and (b) the text of each of the third and fourth paragraphs following such subsections shall be deleted in its entirety.

                          ARTICLE THREE. MISCELLANEOUS

SECTION 301. Reference to and Effect on the Indenture. This Second Supplemental Indenture shall be construed as supplemental to the Indenture and all the terms and conditions of this Second Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture (including the First Supplemental Indenture)

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heretofore executed and delivered is hereby ratified, approved and confirmed.
This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act, and shall, to the extent applicable, be governed by such provisions.

SECTION 302. Supplemental Indenture May be Executed in Counterparts. This instrument may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 303. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 304. Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provisions of this Supplemental Indenture or of the Indenture, but this Second Supplemental Indenture and the Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 305. Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

                     [Rest of Page Intentionally Left Blank]

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      IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed as of the day and year first above written.

                                CHIPPAC INTERNATIONAL COMPANY
                                LIMITED, as Issuer

                                By: /s/ Pearlyne Wang
                                    ---------------------------------
                                    Name:  Pearlyne Wang
                                    Title: President, CEO & CFO

                                CHIPPAC, INC., as Guarantor

                                By: /s/ Michael G. Potter
                                    ---------------------------------
                                    Name:  Michael G. Potter
                                    Title: Vice President & Treasurer

                                U.S. BANK NATIONAL ASSOCIATION,
                                as Trustee


                                By: /s/ Richard Prokosch
                                    ---------------------------------
                                    Name: Richard Prokosch
                                    Title: Vice President

                     [Signature Page to Second Supplemental
                           Indenture for 12.75% Notes]